Exhibit 16.1

July 31, 2013

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

RE:      Palmerston Stock Agency, Inc. CIK #0001490490

Dear Sir or Madam:

We are the successor by merger to Holtz Rubenstein Reminick LLP (“HRR”), which was the independent registered public accounting firm of Palmerston Stock Agency, Inc. (the “Company”).  Effective as of June 1, 2013, HRR merged with and into our Firm.

We have read the statements made by the Company pursuant to Item 4.01 of Form 8-K, which we understand will be filed with the Securities and Exchange Commission as part of the Form 8-K dated June 1, 2013.   We agree with the Company’s statements concerning HRR and our Firm in such Form 8-K.

Sincerely,

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP